Exhibit 23.2




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Southern Company on Form S-8 of our reports dated February 17, 2003 relating to the financial statements as of and for the year ended December 31, 2002 appearing in the Annual Report on Form 10-K of Southern Company for the year ended December 31, 2002.

/s/Deloitte & Touche LLP

Atlanta, Georgia
November 14, 2003